Exhibit 5.3

[Letterhead of Burr & Forman LLP]

November 8, 2010

CKE Restaurants, Inc. (the “Company”)

6307 Carpinteria Avenue, Ste. A

Carpinteria, California 93013

Ladies and Gentlemen:

We have acted as special counsel in the State of Alabama (the “State”), to Flagstar Enterprises, Inc., an Alabama corporation (“Flagstar”), and Spardee’s Realty, Inc., an Alabama corporation (“Spardee’s”) (individually, an “Alabama Guarantor” and collectively, the “Alabama Guarantors”), both being subsidiaries of the Company, in connection with the Registration Statement on Form S-4, as amended (File No. 333-169977) (the “Registration Statement”), of the Company, the Alabama Guarantors, and the other subsidiaries of the Company named therein as guarantors (collectively, the “Subsidiary Guarantors” and together with the Alabama Guarantors, the “Guarantors”), filed with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended (the “Act”), and the rules and regulations thereunder. The Registration Statement relates to the registration under the Act of the Company’s $600,000,000 aggregate principal amount of 11.375% Senior Second Lien Notes due 2018 (the “Exchange Notes”), and the guaranty thereof by the Guarantors.

The Exchange Notes will be issued by the Company in accordance with the terms of the Indenture dated as of July 12, 2010, by and between Columbia Lake Acquisition Corp. and Wells Fargo Bank, National Association, in its capacity as Trustee (the “Initial Indenture”), as supplemented by the First Supplemental Indenture dated as of July 12, 2010, by and among the Company, the Guarantors and Wells Fargo Bank, National Association, in its capacity as Trustee (the “Supplemental Indenture”), pursuant to which the Guarantors became parties to the Initial Indenture (the Initial Indenture, as supplemented by the Supplemental Indenture, is referred to herein as the “Indenture”). The Exchange Notes will be offered in exchange (the “Exchange Offer”) for the Company’s outstanding $600,000,000 aggregate principal amount of 11.375% Senior Second Lien Notes due 2018 (the “Initial Notes”). The Initial Notes are presently guaranteed by the Guarantors pursuant to the terms of the Indenture, and the Exchange Notes will also be guaranteed by the Guarantors pursuant to the terms of the Indenture as a part of the Exchange Offer (the “Guarantees”).

CKE Restaurants, Inc.

November 8, 2010

We have been asked to deliver this opinion at the request of the Alabama Guarantors. Capitalized terms used herein but not otherwise defined herein shall have the respective meanings accorded such terms in the Registration Statement.

1. Documents Reviewed. In rendering the opinions expressed below, we have examined executed facsimile or emailed copies of the following documents:

(a) the Registration Statement;

(b) the Indenture, including as Exhibit B thereto the form of Exchange Note; and

(c) as to the factual matters set forth therein only, the Omnibus Secretary’s Certificate of Certain Subsidiaries of the Company dated as of July 12, 2010 (including all exhibits or attachments thereto, the “Secretary’s Certificate”);

(d) as to the factual matters set forth therein only (i) the Officer’s Certificate dated as of July 9, 2010, executed by Theodore Abajian in his capacity as Executive Vice President and Chief Financial Officer of Flagstar, and (ii) the Officer’s Certificate dated as of July 9, 2010, executed by Theodore Abajian in his capacity as Executive Vice President and Chief Financial Officer of Spardee’s (collectively, including all exhibits or attachments thereto, the “Officer’s Certificates”).

(e) with respect to Flagstar (i) a copy of the Articles of Incorporation of Flagstar, as amended, the authenticity of which was certified by the Alabama Secretary of State on June 18, 2010, and (ii) a copy of the Bylaws of Flagstar, as amended, the authenticity of which was certified by Theodore Abajian in his capacity as Executive Vice President and Chief Financial Officer of Flagstar pursuant to the Officer’s Certificate delivered with respect to Flagstar (collectively, the “Organizational Documents” of Flagstar);

(f) with respect to Spardee’s (i) a copy of the Articles of Incorporation of Spardee’s, as amended, the authenticity of which was certified by the Alabama Secretary of State on June 18, 2010, and (ii) a copy of the Bylaws of Flagstar, as amended, the authenticity of which was certified by Theodore Abajian in his capacity as Executive Vice President and Chief Financial Officer of Spardee’s pursuant to the Officer’s Certificate delivered with respect to Spardee’s (collectively, the “Organizational Documents” of Spardee’s); and

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November 8, 2010

(g) with respect to Flagstar (i) the Certificate of Existence issued by the Office of the Secretary of State of the State on June 18, 2010, and (ii) the Certificate of Good Standing issued by the Department of Revenue of the State on June 29, 2010; and with respect to Spardee’s (i) the Certificate of Existence issued by the Office of the Secretary of State of the State on June 18, 2010, and (ii) the Certificate of Good Standing issued by the Department of Revenue of the State on June 30, 2010 (collectively, the “Certificates of Existence and Good Standing”).

2. Assumptions. In such examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of documents submitted to us as certified, emailed, faxed, or photostatic copies and the authenticity of the originals of such documents. We have not reviewed any organizational documents of the Alabama Guarantors other than the Organizational Documents, the Secretary’s Certificate, the Officer’s Certificates and the Certificates of Existence and Good Standing, and we assume that these organization documents are true, accurate, and complete in all material respects as of the date of this letter. We have also assumed that (i) each natural person executing any of the documents set forth in Section 1(a) and (b) above (hereinafter referred to as the “Opinion Documents”) is legally competent to do so, and (ii) except as set forth in Section 3(c) below, the obligations of all parties to the Opinion Documents are legal, valid, and binding obligations of such parties, enforceable in accordance with their respective terms.

3. Opinions. Based on the foregoing, and subject to the conditions, limitations, assumptions, and qualifications stated herein, we are of the opinion that:

(a) Each of the Alabama Guarantors is a corporation duly organized, validly existing, and in good standing under the laws of the State and has the corporate power to execute, deliver and perform its obligations under the Registration Statement and the Indenture (including the Guarantees set forth therein).

(b) The Registration Statement and the Indenture (including the Guarantees set forth therein), have been duly authorized, executed, and delivered by the Alabama Guarantors.

(c) When the Exchange Notes have been duly executed, authenticated, issued and delivered against receipt of the Initial Notes in accordance with the provisions of the Indenture upon the completion of the Exchange Offer, such Exchange Notes shall be entitled to the benefits of the Guarantees, which Guarantees are the legal, valid and binding obligations of the Alabama Guarantors enforceable against the Alabama Guarantors in accordance with their terms.

4. Consent. We hereby consent to the filing of this opinion letter as Exhibit 5.3 to the Registration Statement and to the use of the name of Burr & Forman LLP under the heading “Legal Matters” contained in the Prospectus included in the Registration Statement.

CKE Restaurants, Inc.

November 8, 2010

5. Qualifications and Limitations. The opinions set forth herein are also subject to the following qualifications and limitations:

(a) The opinions expressed herein are limited to the laws of the State, and we express no opinion herein with respect to (i) the laws of any other state or jurisdiction, or (ii) the statutes, ordinances, administrative decisions, rules and regulations of any county, municipality or similar political subdivision of any state, or (iii) the applicability of, or the effect of non-compliance with, any state or federal securities laws, tax laws or antitrust laws.

(b) We do not undertake to advise you of any changes in law or facts which may occur after the date hereof.

(c) The enforceability opinion set forth in Section 3(c) above is subject to the following additional qualifications and limitations:

(i)	The effect of applicable bankruptcy, insolvency, fraudulent transfer, moratorium, or similar laws affecting the rights of creditors generally;

(ii)	The effect of rules of law governing specific performance, injunctive relief and other equitable remedies;

(iii)	The effect of certain applicable laws and judicial rulings that may limit, impair or delay the enforcement of certain remedies, waivers or other provisions of the Guarantees, but which will not in our opinion substantially interfere with the practical realization of the principal benefits intended to be conferred thereby;

(iv)	The application of judicial principals of commercial reasonableness, good faith, public policy and comity in the interpretation and enforcement of the Guarantees.

This letter is furnished to the Company, and its successors and/or assigns, and may be relied upon by Morgan, Lewis & Bockius LLP for purposes of its opinion letter to the Company, which will be dated the date hereof and will be filed as Exhibit 5.1 to the Registration Statement, and is for their benefit in connection with the transactions contemplated by the Opinion Documents. This letter may also be relied upon by (i) bank examiners and other regulatory authorities, should they so request in connection with their normal examinations; (ii) independent auditors and attorneys of the Company or Morgan, Lewis & Bockius LLP pursuant to order or legal process of any court of governmental agency, or in connection with any legal action to which the Company or Morgan, Lewis & Bockius LLP is a party arising out of the transactions contemplated by the Opinion Documents; and (iii) potential

CKE Restaurants, Inc.

November 8, 2010

permitted assignees or participants; in each case as if this letter were addressed to them, provided that such reliance shall not constitute a re-issue or reaffirmation of this opinion as of any date after the date hereof.

Very truly yours,

/s/ BURR & FORMAN LLP